FOR IMMEDIATE RELEASE

Audiovox Corporation Reports Fiscal 2010 Fourth Quarter and Year-end Results

-	Company reports earnings per share of $0.98 for FY10 compared to FY09 loss of $3.11.
-	FY10 gross margins increased by 280 basis points with significant reduction in overhead.
-	4Q10 sales increased by 30% driven by new product introductions, programs and customers.

HAUPPAUGE, NY – May 14, 2010 — Audiovox Corporation (NASDAQ: VOXX), today announced results for its fiscal 2010 fourth quarter and year-ended February 28, 2010.

The Company reported net income of $22.5 million and earnings per share of $0.98 for the year-ended February 28, 2010 compared to a net loss of $71.0 million or a loss per share of $3.11 for the year-ended February 28, 2009.  In fiscal 2010, the Company recorded a net tax benefit of $11.3 million, which favorably impacted net income.  Excluding the impact of this net tax benefit, pre-tax income for the fiscal 2010 period was $11.2 million.  Net income was also favorably impacted by the bargain purchase gain of $5.4 million related to the Company’s acquisition of Schwaiger, which was completed during the fiscal 2010 fourth quarter.  Additionally, in fiscal 2009, the Company recorded impairment charges of $53.0 million for goodwill, other intangible assets and deferred tax assets.

Pat Lavelle, President and CEO stated, “I am generally pleased with our performance and the steps we took in fiscal 2010 to weather some of the most difficult economic times this company, and the U.S. economy, has had to face.  We took aggressive steps to realign our organization and improve our competitive position to drive profitability.  Our margins were up despite lower sales, we made smart overhead reductions and we acquired businesses that greatly enhance our product portfolio and distribution.  While there are still challenges ahead, I believe, Audiovox is positively positioned for growth and continued profits in fiscal 2011.”

Net sales for fiscal 2010 were $550.7 million compared to net sales of $603.1 million in the comparable fiscal 2009 period, a decrease of 8.7%.

Accessories sales for fiscal 2010 were $175.7 million, an increase of 14.3% as compared to $153.7 million reported in the comparable fiscal year period.  This increase is due primarily to the introduction of new products and customers, as well as additional sales generated from the Schwaiger acquisition in October 2009.  Also driving this increase were higher sales of antennae products, particularly in the first half of fiscal 2010 driven by the changeover from analog to digital TV, as well as higher sales of other accessory products under the Terk, Acoustic Research and RCA brands.  As a percentage of net sales, Accessories represented 31.9% and 25.5% of net sales for the years-ended February 28, 2010 and February 28, 2009, respectively.

Electronics sales were $375.0 million for fiscal 2010 compared to $449.4 million for the year-ended February 28, 2009, a decrease of 16.6%.  This decline was anticipated based on global economic conditions and the Company adjusted its inventory positions and overhead accordingly.  The Company experienced lower sales volumes for the year as compared to the prior year, due in large part to the dramatic reduction of car sales and also because it chose not to participate in marginally profitable seasonal promotions.  Additionally, lower sales were directly related to the Company’s decision in fiscal 2009, to exit various high-volume and low profit product categories including flat-panel TV’s, portable navigation and GMRS.  Offsetting the declines in the Electronics category were higher sales of Sirius satellite radio products, new sales from acquisitions, and the introduction of FLO-TV products.

Audiovox Reports FY10 Results

Gross margins for fiscal 2010 increased by 280 basis points to 19.4% from 16.6% in fiscal 2009, due to the introduction of new, higher margin products, a shift in mix and the impact of the Company’s newest acquisitions, improvements in inventory provisions and the absence of inventory write-downs and excess inventory at the Company’s customers, which impacted margins last year.

Operating expenses decreased $50.7 million to $103.0 million for the year-ended February 28, 2010 from $153.7 million for the comparable fiscal 2009 period.  The decrease in total operating expenses was due to a number of factors, including the absence of goodwill and intangible asset charges of $38.8 million in fiscal 2009 as well as a one-time charge of approximately $1.0 million related to the Company’s overhead reduction program and cost containment efforts.  Excluding the impact of these charges, operating expenses declined approximately $11.0 million, which is directly attributed to ongoing expense reduction programs.  Additionally, fiscal 2010 includes, approximately $1.2 million of expenses associated with the issuance of stock options and warrants and $4.4 million in operating expenses related to our acquisitions of Schwaiger and Invision during the second half of fiscal 2010.  Overall, and as a percentage of net sales, operating expenses decreased to 18.7% for fiscal 2010 from 25.5% in the comparable prior year period.

Lavelle continued, “We anticipated lower sales, given the state of the global economies and the impact that the slow holiday season last year had on our business through the first half of the year.  However, we managed our costs and our inventory positions well to limit our exposure and reduce risk.  New programs with SIRIUS XM, Sony and FLO TV, helped us get through weaker than expected automotive sales and end the year with strong momentum, especially with our acquisition of Invision as it grows our OE business and will allow us to introduce new products to the OE channels.  Our consumer business also picked up as a result of new FLO TV products and a better holiday season in fiscal 2010 and we expect to build on that in fiscal 2011.  I believe we have a strong product mix, great, well-known brands, high-quality partners and a worldwide distribution that is among the best in the industry.  Our cash position and balance sheet are strong and we continue to pursue acquisitions that will strengthen our core business and allow us to leverage our overhead.  I look forward to fiscal 2011 and to increasing value for our shareholders.”

Fiscal Fourth Quarter Comparisons

The Company reported net income of $6.8 million and earnings per share of $0.29 for the three months ended February 28, 2010 compared to a net loss of $70.0 million and a loss per share of $3.06 for the comparable fiscal 2009 period.  As noted in the fiscal year comparisons, in the fiscal 2009 fourth quarter, the Company recorded impairment charges of $53.0 million for goodwill, other intangible assets and deferred tax assets.  Net income for the fiscal 2010 fourth quarter was also favorably impacted by the bargain purchase gain of $5.4 million related to the Company’s acquisition of Schwaiger.

Net sales for the fiscal 2010 fourth quarter were $150.3 million compared to net sales of $115.7 million reported in the prior year period, an increase of 29.9%.

Accessories sales for the quarter ended February 28, 2010 were $43.1 million as compared to $43.6 million for the comparable fiscal 2009 period.  This decline of 1.1% was due primarily to higher sales of digital antennae products in the fiscal 2009 quarter, offset by increases in the Company’s international accessories business as a result of its Schwaiger acquisition.  As a percentage of net sales, Accessories represented 28.6% for the fiscal 2010 fourth quarter as compared to 37.7% for the comparable period in fiscal 2009.

Audiovox Reports FY10 Results

Electronics sales were $107.3 million for the fiscal 2010 fourth quarter compared to $72.1 million for the comparable fiscal 2009 period, an increase of 48.8%.  The Company experienced sales increases in many of its core consumer offerings, including digital MP3 players, camcorders and clock radios as compared to the fiscal 2009 fourth quarter as well as new sales related to the launch of FLO TV PTV.  In mobile, sales were up over the fiscal 2009 fourth quarter due primarily to increases in satellite radio, security and multi-media, and the addition of new sales from Invision, Omega and FLO TV.  As a percentage of net sales, Electronics represented 71.4 % for the fiscal 2010 fourth quarter as compared to 62.3% for the comparable period in fiscal 2009.

Gross margins increased from 11.9% in the fiscal 2009 fourth quarter to 20.0% in the fiscal 2010 period ended February 28, 2010. The increase in the comparative periods was also due to higher margin products sold by the Company as well as the addition of new, higher margin products as a result of recent acquisitions. Gross margins in the fiscal 2009 quarter were impacted by $2.4 million in provisions associated with customer bankruptcies, increased defective and warranty charges and an additional charge as a result of the slow holiday sales season.

The Company reported operating expenses of $30.4 million for the fiscal 2010 fourth quarter compared to $66.9 million reported in the comparable fiscal year period.  Expenses for the fiscal 2009 period included $38.8 million in goodwill and impairment charges and $2.2 million in legal fees and allowances for bankruptcies.  Additionally, expenses in the fiscal 2010 period included new costs associated with the Schwaiger and Invision acquisitions.  Excluding the impact of the one-time charges incurred in fiscal 2009 and acquisition expenses, core overhead was relatively flat with the prior period on approximately 30% higher sales volumes.  As a percentage of net sales, operating expenses were 20.2% for the three months ended February 28, 2010 from 57.8% in the comparable prior year period.

Conference Call Information
The Company will be hosting its conference call on Monday, May 17 at 10:00 a.m. EDT.  Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-831-6268; international number: 617-213-8857; pass code: 81245360).  For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 43319203).

About Audiovox
Audiovox (NASDAQ:VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer®-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Advent, RCA, Jensen, Acoustic Research, Energizer, Excalibur, Code Alarm, Invision, Omega, Prestige, Schwaiger, SURFACE  and Terk brands. For additional information, visit our Web site at www.audiovox.com.

Audiovox Reports FY10 Results

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010 and in its most recent quarterly filing with the Securities and Exchange Commission (SEC).

Company Contact:
Glenn Wiener, GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

- Tables Attached -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2010 and 2009
(In thousands, except share data)
	February 28,	February 28,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$69,511	$69,504
Accounts receivable, net	131,266	104,896
Inventory	102,717	125,301
Receivables from vendors	11,170	12,195
Prepaid expenses and other current assets	16,311	17,973
Income tax receivable	1,304
Deferred income taxes	47	354
Total current assets	332,326	330,223

Investment securities	15,892	7,744
Equity investments	11,272	13,118
Property, plant and equipment, net	22,145	19,903
Goodwill	7,389	-
Intangible assets	97,226	88,524
Deferred income taxes	515	221
Other assets	2,213	1,563
Total assets	$488,978	$461,296

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2010 and 2009
(In thousands, except share data)
Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$36,126	$41,796
Accrued expenses and other current liabilities	35,790	32,575
Income taxes payable	-	2,665
Accrued sales incentives	10,606	7,917
Deferred income taxes	1,931	1,459
Bank obligations	1,703	1,467
Current portion of long-term debt	6,383	1,264
Total current liabilities	92,539	89,143

Long-term debt	6,613	5,896
Capital lease obligation	5,490	5,531
Deferred compensation	3,158	2,559
Other tax liabilities	1,219	2,572
Deferred tax liabilities	8,502	4,657
Other long term liabilities (see Note 2)	7,194	10,436
Total liabilities	124,715	120,794

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,441,712 and 22,424,212 shares issued, 20,622,905 and 20,604,460 shares outstanding at February 28, 2010 and February 28 2009, respectively	225	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	275,684	274,464
Retained earnings	113,996	91,513
Accumulated other comprehensive (loss) income	(7,278)	(7,325)
Treasury stock, at cost, 1,818,807 and 1,819,752 shares of Class A common stock at February 28, 2010 and February 28, 2009, respectively	(18,386)	(18,396)
Total stockholders' equity	364,263	340,502
Total liabilities and stockholders' equity	$488,978	$461,296

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
Years and Quarters Ended February 28, 2010 February 28, 2009
(In thousands, except share and per share data)

	Three	Three
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	February 28,	February 28,	February 28,	February 28,
	2010	2009	2010	2009

Net sales	$150,341	$115,666	$550,695	$603,099
Cost of sales	120,339	101,931	443,944	502,831
Gross profit	30,002	13,735	106,751	100,268

Operating expenses:
Selling	8,959	6,907	30,147	33,505
General and administrative	18,508	18,866	63,063	70,870
Goodwill and intangible asset impairment	-	38,814	-	38,814
Engineering and technical support	2,962	2,303	9,781	10,522
Total operating expenses	30,429	66,890	102,991	153,711

Operating income (loss)	(427)	(53,155)	3,760	(53,443)

Other income (expense):
Interest and bank charges	(458)	(379)	(1,556)	(1,817)
Equity in income of equity investee	456	50	1,657	975
Gain on bargain purchase	5,418	-	5,418	-
Other, net	571	(2,044)	1,876	(1,669)
Total other income (expenses), net	5,987	(2,373)	7,395	(2,511)

Income (loss) from continuing operations before income taxes	5,560	(55,528)	11,155	(55,954)
Income tax benefit (expense)	1,030	(14,493)	11,328	(15,075)
Net income (loss) from continuing operations	6,590	(70,021)	22,483	(71,029)
Net income from discontinued operations, net of tax	-	-	-	-
Net income (loss)	$6,590	$(70,021)	$22,483	$(71,029)

Net income (loss) per common share (basic):
From continuing operations	$0.29	$(3.06)	$0.98	$(3.11)
From discontinued operations	-	-	-	-
Net income (loss) per common share (basic)	$0.29	$(3.06)	$0.98	$(3.11)

Net income (loss) per common share (diluted):
From continuing operations	$0.29	$(3.06)	$0.98	$(3.11)
From discontinued operations	-	-	-	-
Net income (loss) per common share (diluted)	$0.29	$(3.06)	$0.98	$(3.11)

Weighted-average common shares outstanding (basic)	22,883,859	22,865,405	22,875,651	22,860,402
Weighted-average common shares outstanding (diluted)	22,943,433	22,865,405	22,919,665	22,860,402